Exhibit 99.3

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida		May 19, 2015

DYCOM INDUSTRIES, INC. APPOINTS
LAURIE J. THOMSEN AS DIRECTOR

Palm Beach Gardens, Florida, May 19, 2015 - Dycom Industries, Inc. (NYSE:DY) announced today the appointment of Laurie J. Thomsen as a director. Ms. Thomsen served as an Executive Partner of New Profit, Inc., a venture philanthropy firm, from 2006 to 2010, and she served on its board from 2001 to 2006. Prior to that, from 1995 to 2004, she was a co-founder, General Partner and Retiring General Partner of Prism Venture Partners, a venture capital firm investing in healthcare and technology companies. From 1984 until 1995, she worked at the venture capital firm Harbourvest Partners in Boston. In connection with Ms. Thomsen’s appointment, Dycom’s Board of Directors approved a resolution to increase the number of board members from seven to eight. The appointment, effective May 19, 2015, is for a term extending until Dycom’s next Annual Meeting of Shareholders. Ms. Thomsen currently serves on the Boards of Directors of The Travelers Company, Inc. and MFS Mutual Funds.

Dycom is a leading provider of specialty contracting services throughout the United States and in Canada. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric and gas utilities.